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EXHIBIT 5.01

                                 LEGAL OPINION


Board of Directors
CyberCash, Inc.
2100 Reston Parkway, Third Floor
Reston, Virginia  20191

Gentlemen:

I am the Assistant General Counsel of CyberCash, Inc., a Delaware corporation (the "Company"), and am furnishing this opinion in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, the sale of (i) 1,900,000 shares (the "Conversion Shares") of the Company's common stock, $.001 par value (the "Common Stock"), that may be issued upon conversion of the Company's Series C Convertible Preferred Stock (the "Series C Stock"), (ii) 120,000 shares of the Common Stock that have been issued to Carnegie Mellon University in an unregistered sale (the CMU Shares ), and (iii) 50,000 shares of Common Stock that may be issued upon exercise of warrants granted to Carnegie Mellon University (the "Warrant Shares").

I am of the opinion that (x) when issued in accordance with the terms of the Series C Stock, the Conversion Shares will be validly issued, fully paid and non-assessable, (y) the CMU Shares are validly issued, fully paid and non-assessable, and (z) when issued in accordance with the Warrant Certificate dated as of March 21, 1997 granted to Carnegie Mellon University and upon receipt of the consideration as set forth in such Warrant Certificate, the Warrant Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, I do not admit that I am an expert within the meaning of the Securities Act of 1933.

Very truly yours,


Robert F. Stankey
Assistant General Counsel